Exhibit 10.2

Mr. Charles Roberson

6097 Clopton Drive

Greensboro, NC 27455

Dear Mr. Roberson:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries, Inc. on the following terms and conditions:

1.	THE PARTIES

This is an Agreement between Charles Roberson, residing at 6097 Clopton Drive, Greensboro, NC 27455 (hereinafter referred to as “you”), and Lakeland Industries, Inc., a Delaware corporation, with a principal place of business located at 3555 Veterans Memorial Hwy, Suite C, Ronkonkoma, NY  11779-7410 (hereinafter the “Company”).

2.	TERM

The term of the Agreement shall be for a three-year period, from July 31, 2015 through and including July 31, 2018.

3.	CAPACITY

You shall be employed in the capacity of Senior Vice President–Europe, Chief of R&D for Lakeland Industries, Inc. with other responsibilities in South America or such other position or positions as may be determined from time to time by the Company.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.	COMPENSATION

As full compensation for your services, you shall receive the following from the Company:

(a)        A base annual salary of $215,000 payable bi-weekly (the “Base Salary”); and

(b)        Participation, if and when eligible, in any of the Company’s pension plans, profit sharing plans, medical and disability plans, restrictive stock or appreciation rights plans, and/or stock option plans, 401(k) plans when any such plans are or become effective; and

(c)        Such benefits as are provided from time to time by the Company to its officers and employees; provided however that your annual vacation shall be for a period of 3 weeks; and

(d)        Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company’s business; and

(e)        Participation in the Company’s 2015 Restricted Stock Plan.

5.	ANNUAL BONUS

During the Term, in addition to Base Salary, you have the opportunity to earn an Annual Bonus under an incentive compensation plan as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”). In May of each year during the Term commencing in 2016, you may be awarded an Annual Bonus of between 80% and 120% of your target bonus amount of $35,000, subject to adjustment by the Compensation Committee from time to time (the “Target Bonus Amount”). Such Annual Bonus shall be calculated based upon the Company’s actual earnings per share (“EPS”) as compared to an EPS target amount (the “FY EPS Target”), EPS threshold amount (the “FY EPS Threshold”) or EPS maximum amount (the “FY EPS Maximum”) for such year set by the Board of Directors with input from you; provided, however, the Compensation Committee shall have final decision-making authority. More particularly, (i) 80% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Threshold but is less than the FY EPS Target, (ii) 100% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Target but is less than the FY EPS Maximum, and (iii) 120% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Maximum. Payment of the Annual Bonus, if any, due you, shall be made in accordance with the Company’s normal payroll procedures, but no later than June 18 following the year for which the Annual Bonus was earned. The Annual Bonus will be calculated each May during the Term.

6.	NON-COMPETITION/SOLICITATION/CONFIDENTIALITY

During your employment with the Company and for one year thereafter, (if you are receiving your normal compensation from the Company under Section 7 (a), (e) or (f)) you shall not, either directly or indirectly, as an agent, employee, partner, stockholder, director, investor or otherwise, engage in any business in competition with the business of the Company within the Company’s market area(s).  You shall also abide by the Code of Ethics Agreement and other Corporate Governance Rules.  You shall disclose prior to the execution of this Agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties to the Company.

During your employment with the Company and for one year thereafter, you shall not, directly or indirectly, hire, offer to hire or otherwise solicit the employment or services of, any employee of the Company on behalf of yourself or any other person, firm or entity.

Except as may be required to perform your duties on behalf of the Company, you agree that during your employment with the Company and for a period of one year thereafter, you shall not, directly or indirectly, solicit, service, or accept business from, on your own behalf or on behalf of any other person, firm or entity, any customers or potential customers of the Company with whom you had contact during your employment or about whom you acquired confidential information during your employment.

Except as required in your duties to the Company, you shall not at any time during or after your employment, directly or indirectly, use or disclose any confidential or proprietary information relating to the Company or its business or customers which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

In the event that any of the provisions in this Section 6 shall ever be adjudicated to exceed limitations permitted by applicable law, you agree that such provisions shall be modified and enforced to the maximum extent permitted under applicable law.

7.	TERMINATION

You or the Company may terminate your employment prior to the end of the Term upon written notice to the other party in accordance with the following provisions:

(a)	Voluntary Termination. You may terminate your employment voluntarily at any time during the Term by providing the Company with 60 days prior written notice. If you do so, except for Good Reason (as defined below), you shall be entitled to receive from the Company your (i) accrued and unpaid Base Salary through the date of termination (which shall be on the date that is 60 days after the date on which you give notice of resignation to the Company), (ii) any Annual Bonus earned for the year completed prior to the year of termination but not yet paid, and (iii) any other employee benefits generally paid by the Company up to the date of termination (collectively (i), (ii), and (iii), the “Accrued Obligations”). If the Company fails to notify you that it will not renew this contract 180 days before July 31, 2018, it shall pay (i) through (iii) above for 180 days after its notice of non-renewal of this contract.

(b)	Death. This Agreement shall automatically terminate on the date of your death without further obligation to you other than for payment by the Company to your estate or designated beneficiaries, as designated in writing to the Company, of (i) the Accrued Obligations through the last day of the month in which your death occurs, and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board. Your estate or beneficiaries, as applicable, shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(c)	Disability. This Agreement and your employment shall terminate without any further obligation to you if you become “totally disabled” (as defined below) other than for payment by the Company of (i) the Accrued Obligations though the last day of the month in which you are deemed to be totally disabled and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date you are deemed to be totally disabled as determined in good faith by the Compensation Committee of the Board.

You shall be deemed to be “totally disabled” in you are unable, for any reason, to perform any of your duties and obligations to the Company, with or without a reasonable accommodation, for a period of 90 consecutive days or for periods aggregating 120 days in any period of 180 consecutive days.

(d)	Cause. The Company may terminate your employment at any time for “Cause” (as defined below) and this Agreement shall terminate immediately with no further obligations to you other than the Company shall pay you, within thirty days of such termination, the Accrued Obligations up to the date of such termination for Cause.

(e)	Termination by the Company Without Cause or by you for Good Reason. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined below), in either such case, other than within 24 months after a Change in Control (which is covered by Subsection (f) below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 6 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within 15 days after the date of termination (or, in the case of the prior year’s Annual Bonus, at such time such bonus is payable pursuant hereto), (ii) an additional 12 months of your then current Base Salary, payable in equal monthly installments beginning with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked, and (iii) a pro rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of termination which shall be determined in good faith by the Compensation Committee of the Board and paid at such time as such bonus is payable pursuant hereto.

(f)	Termination by the Company Without Cause or by you for Good Reason within 24 Months After a Change in Control. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either such case, within 24 months after a Change in Control (as defined below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 6 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within fifteen days after termination (or, in the case of the prior year’s Annual Bonus, at such time such bonus is payable pursuant hereto), (ii) a lump sum amount equal to 24 months of Base Salary in effect as of the date of termination of employment or the year immediately prior to the Change in Control, whichever is higher, and (iii) two times the Target Bonus Amount in effect as of the date of termination of employment or the year immediately prior to the Change in Control, whichever is higher. The severance payments under sub-paragraphs (ii) and (iii) hereof shall be paid with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked.

(g)	Notwithstanding the foregoing, if your severance payments payable hereunder constitute nonqualified deferred compensation subject to 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the period in which you must execute the release begins in one calendar year and ends in another, the severance payments will be made in the later calendar year.

(h)	For purposes of this Agreement:

(i)           “Cause” shall mean termination based upon: (A) your failure to substantially perform your material duties and responsibilities with the Company, after a written demand for such performance is delivered to you by the Company, which identifies the manner in which you have not performed your duties or responsibilities and a cure period of 60 days, (ii) your commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) your conviction for a felony or pleading nolo contendere to a felony, (iv) your willful and continuing failure or refusal to carry out, or comply with, in any material respect any reasonable directive of the President or the Board consistent with the terms of this Agreement, or (v) your material breach of any provision of this Agreement.

(ii)           “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(A)           the failure of the Company to pay your Base Salary or Annual Bonus when due and if earned, other than an inadvertent administrative error or failure, within 10 days of receipt of notice by you,

(B)           a material diminution in your authority or responsibilities from those described herein,

(C)           any material breach of this Agreement by the Company, or

(D)           a failure of the Company to have any successor assume in writing the obligations under this Agreement.

(ii)           “Change in Control” shall mean the occurrence of any of the following events during the Term:

(A)           any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value and total voting power of the stock of the Company; provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or an affiliate of the Company, or (3) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Section 401(a) of the Code or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by the Company or any corporation controlled by the Company (collectively (1), (2) and (3), the “Exempt Acquisitions”);

(B)           any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s stock; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control.

(C)           individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (a “Person” within the meaning of the Exchange Act) other than the Board; or

(D)           a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder (other than a subsidiary or an affiliate of the Company), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all assets of the Company immediately before such acquisition(s).

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any Person, entity or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which you participate directly or actively (other than a renegotiation of your employment arrangements or in your capacity as an employee of the Company or any successor entity thereto or to the business of the Company).

8.	NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and by certified mail, return receipt requested and mailed to the Company at its headquarters at 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, NY  11779-7410 or to you at your home address at 097 Clopton Drive, Greensboro, NC 27455.

9.	ASSIGNMENT AND SUCCESSORS

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company.  This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company’s obligations hereunder in writing.  In the event of a successor to the Company or the assignment of the Agreement, the term “Company” as used herein shall include any such successor or assignee.

10.	WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this Agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11.	SEPARABILITY

Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any dispute, controversy or claim of any kind arising under, in connection with, or relating to this Agreement or your employment with the Company shall be resolved exclusively by binding arbitration.  Such arbitration shall be conducted in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  The costs of the arbitration (fees to the AAA and for the arbitrator(s)) shall be shared equally by the parties, subject to apportionment or shifting in the arbitration award.  In addition, the prevailing party in arbitration shall be entitled to reimbursement by the other party for its reasonable attorney’s fees incurred.  Judgment may be entered on the arbitration award in any court of competent jurisdiction.

13.	HEADINGS

The headings contained in this Agreement are for convenience only and shall not effect, restrict or modify the interpretation of this Agreement.

AGREED AND ACCEPTED:

By:	/s/ Charles D. Roberson
Charles D. Roberson
Senior Vice President-Europe, Chief of R&D

Date:	August 26, 2015

By:	/s/ Christopher J. Ryan	By:	/s/ Thomas McAteer
	Christopher J. Ryan, CEO and President		Thomas McAteer, Compensation Committee Chairman

Date:	August 26, 2015	Date:	August 26, 2015